EXHIBIT 23.1

        CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended 1996 Stock Plan, the Amended 1989 Employee Stock Purchase Plan and the Amended 1990 Directors' Stock Option Plan of Cirrus Logic, Inc. of our report dated April 22, 1998 (except for
Note 18, as to which the date is June 4, 1998) with respect to the consolidated financial statements and schedule of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the year ended March 28, 1998, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

San Jose, California
February 16, 1999